Exhibit 99.1

Constellation Brands Announces Full Redemption of 3.875% Senior Notes Due 2019

VICTOR, N.Y., July 29, 2019 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that it has given notice for full redemption prior to maturity of all of its outstanding 3.875% Senior Notes due 2019 (CUSIP Number: 21036PAM0) (the "notes") to be effected on August 28, 2019 (the "redemption date"). As of July 29, 2019, there were $400.0 million in aggregate principal amount of the notes outstanding.
The redemption price for the notes, payable in cash, will be calculated pursuant to the formula set forth in the supplemental indenture relating to the notes, and will include a make-whole premium of approximately $1.1 million.

About Constellation Brands
Constellation Brands is an international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy, and Canada. Constellation is the third-largest beer company in the U.S. and a leading, higher-end wine company in the U.S. market. Constellation’s brand portfolio includes Corona Extra, Corona Light, Corona Premier, Corona Familiar, Modelo Especial, Modelo Negra, Pacifico, Robert Mondavi, Kim Crawford, Meiomi, Mount Veeder, Ruffino, SIMI, The Prisoner, SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events or performance are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. Detailed information regarding risk factors with respect to the company are included in the company’s filings with the SEC.

MEDIA CONTACTS			INVESTOR RELATIONS CONTACTS
Mike McGrew	773-251-4934	michael.mcgrew@cbrands.com	Patty Yahn-Urlaub	585-678-7483	patty.yahn-urlaub@cbrands.com
Amy Martin	585-678-7141	amy.martin@cbrands.com	Bob Czudak	585-678-7170	bob.czudak@cbrands.com
			Tom Conaway	585-678-7503	thomas.conaway@cbrands.com